SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement        [  ]  Confidential, for Use of
                                                the Commission Only (as
                                                permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12


                                Stein Mart, Inc.
                                ----------------
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

                                Stein Mart, Inc.
                                ________________

                           NOTICE AND PROXY STATEMENT
                                ________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 1998

TO THE HOLDERS OF COMMON STOCK:

     PLEASE TAKE NOTICE that the annual meeting of stockholders of Stein Mart, Inc. will be held on Monday, May 18, 1998, at 2:00 P.M., local time, at The Jacksonville Hilton and Towers, 1201 Riverplace Boulevard, Jacksonville, Florida.

         The meeting will be held for the following purposes:

         1. To elect a Board of Directors for the ensuing year and until their successors have been elected and qualified.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The stockholders of record at the close of business on March 16, 1998, will be entitled to vote at the annual meeting.

     It is hoped you will be able to attend the meeting, but in any event, we will appreciate it if you will date, sign and return the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.
                                            By Order of the Board of Directors,



                                            James G. Delfs
                                            Secretary

Dated:  April 13, 1998

                                Stein Mart, Inc.

                            1200 Riverplace Boulevard
                           Jacksonville, Florida 32207

                                 _______________

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                      STOCKHOLDERS TO BE HELD MAY 18, 1998.


     This Proxy Statement and the enclosed form of proxy are being sent to stockholders of Stein Mart, Inc. on or about April 13, 1998 in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company. The meeting will be held on Monday, May 18, 1998 at 2:00 P.M., local time, at The Jacksonville Hilton and Towers, 1201 Riverplace Boulevard, Jacksonville, Florida.

     The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as proxies to vote the shares of common stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised by (i) giving written notice to the Secretary of the Company, (ii) delivery of a later dated proxy, or (iii) attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

                                VOTING SECURITIES

     The stockholders of record entitled to vote was determined at the close of business on March 16, 1998. At such date, the Company had outstanding and entitled to vote 22,997,478 shares of common stock, $.01 par value. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding shares of common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

     The following table shows the name, address and beneficial ownership as of February 27, 1998 of each person known to the Company to be the beneficial owner of more than 5% of its outstanding common stock:

                                Amount and Nature of          Percent
Beneficial Owner                Beneficial Ownership         of Class
----------------                --------------------         --------

Jay Stein                           8,402,286(1)               36.6%
1200 Riverplace Boulevard
Jacksonville, Florida  32207

FMR Corp.                           2,900,300(2)               12.5%
82 Devonshire Street
Boston, Massachusetts 02109

Baron Capital Group, Inc.           1,747,200(3)                7.5%
767 Fifth Avenue
24th Floor
New York, New York 10153

________________________
(1) Includes 7,942,986 shares held by Stein Ventures Limited Partnership which is 100% controlled by Mr. Stein and 450,150 shares held by the Jay and Cynthia Stein Foundation Trust over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation.

(2) According to a Schedule 13G filed February 14, 1998, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 along with Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)
     (6) of the Securities Exchange Act of 1934 are considered "beneficial owners" in the aggregate of 2,900,300 shares, or 12.5% of shares outstanding of the Company's common stock, which shares were acquired for investment purposes by certain advisory clients.

(3) According to a Schedule 13G filed February 17, 1998, Baron Capital Group, Inc. and Ronald Baron, parent holding companies, in accordance with Section
     240. 13d-1(b) (ii) (G) and BAMCO, Inc. and Baron Capital Management, Inc., investment advisors registered under Section 203 of the Investment Advisors Act of 1940 along with Baron Asset Fund, an investment company registered under Section 8 of the Investment Company Act are considered "beneficial owners" in the aggregate of 1,747,200 shares, or 7.5% of shares outstanding of the Company's common stock, which shares were acquired for investment purposes by certain advisory clients.

     As of February 27, 1998, all directors and executive officers of the Company as a group owned beneficially 8,792,286 shares of the Company's common stock, or 37.7% of the total shares outstanding. In computing the number of shares owned beneficially by directors and executive officers of the Company as a group, shares subject to options that are not exercisable within 60 days have been excluded.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons owning more than ten percent of the Company's common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent beneficial owners have been complied with.

                              ELECTION OF DIRECTORS

     At the meeting, a Board of seven (7) directors will be elected for one year and until the election and qualification of their successors. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of the persons named below who have been designated by the Board of Directors as nominees. Each nominee is at present available for election, is a member of the Board and was elected to the Board by the Company's stockholders. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute. There are no family relationships between any directors or executive officers of the Company. Mason Allen has chosen not to stand for reelection. Information concerning the Board's nominees, based on data furnished by them, is set forth below.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                                                 Year             Shares of
                                                                 First          Company Common
                            Positions with the Company;          Became          Stock Owned
                           Principal Occupations During         Director       Beneficially as of
  Name                        Past Five Years; Other             of the         February 27, 1998
  Age                             Directorships                Company(1)        (% of Class)(2)
  ----                             -------------                ----------        ---------------
Jay Stein*#                Chairman of the Board of                1968             8,402,286(3)
(52)                       the Company since 1989;                                    (36.6%)
                           President of the Company
                           from 1979 to 1990;
                           director of American
                           Heritage Life Insurance
                           Company and Barnett Bank
                           of Jacksonville, N.A.,
                           both based in
                           Jacksonville, Florida and
                           Promus Hotel
                           Corporation based in
                           Memphis, Tennessee

John H. Williams,Jr.*      President (since 1990) and              1984             328,000(4)
(60)                       director of the Company;                                   (1.4%)
                           Executive Vice President
                           from 1980 to 1990;
                           director of SunTrust Bank,
                           North Florida, N.A. in
                           Jacksonville, Florida

Alvin R."Pete" Carpenter#  Director of the Company;                1996                 ---(5)
(56)                       President and Chief
                           Executive Officer of CSX
                           Transportation, Inc. since
                           1992; director of
                           NationsBank Corp, American
                           Heritage Life Insurance
                           Company, Regency Realty
                           Corporation and Florida
                           Rock Industries, Inc.

Albert Ernest, Jr.+#       Director of the Company;                1991             25,000(4)(5)
(67)                       President of Albert Ernest                                 (0.1%)
                           Enterprises; director of
                           Florida Rock Industries,
                           Inc., and its affiliate,
                           FRP Properties, Inc.,
                           Emerald Funds, Wickes
                           Lumber Company and Regency
                           Realty Corporation

Mitchell W. Legler#        Director of the Company;                1991             12,000(4)(5)(6)
(55)                       sole shareholder of                                          (0.1%)
                           Mitchell W. Legler, P.A.,
                           general counsel to the
                           Company since 1991;
                           partner of Foley & Lardner
                           from 1991 to 1995;
                           director of IMC Mortgage
                           Company

                                        3

                                                                 Year              Shares of
                                                                 First           Company Common
                            Positions with the Company;          Became            Stock Owned
                            Principal Occupations During         Director        Beneficially as of
  Name                         Past Five Years; Other            of the          February 27, 1998
  Age                              Directorships                Company(1)        (% of Class)(2)
  ---                              -------------                ----------        ---------------
Michael D. Rose+           Director of the Company;                1997                 ---(5)
(55)                       Chairman of Promus Hotel
                           Corporation; Chairman of
                           Harrah's Entertainment,
                           Inc. from 1995 to January
                           1997; Chairman of The
                           Promus Companies,
                           Incorporated from 1990 to
                           1995; Chief Executive
                           Officer of The Promus
                           Companies, Incorporated
                           from 1990 to 1994;
                           director of Ashland, Inc.,
                           Darden Restaurants, Inc.,
                           First Tennessee National
                           Corporation, General
                           Mills, Inc. and Promus
                           Hotel Corporation

James H. Winston+#         Director of the Company;                1991             25,000(4)(5)(7)
(64)                       Chairman of LPMC, a real                                     (0.1%)
                           estate investment firm
                           based in Jacksonville,
                           Florida, since 1979;
                           President of Omega
                           Insurance Company, Citadel
                           Life & Health Insurance
                           Company and Wellington
                           Investments since 1983;
                           director of Barnett Bank
                           of Jacksonville, N.A., FRP
                           Properties, Inc. and
                           Winston Hotels
________________________

* Member of the Executive Committee, any meeting of which also must include any one of the outside directors.

+    Member of the Audit Committee.

#    Member of the Compensation Committee.

(1)  Directors are elected for one-year terms.

(2) Where percentage is not indicated, amount is less than 0.1% of total outstanding common stock. Unless otherwise noted, all shares are owned directly, with sole voting and dispositive powers. Excludes shares subject to options that are not exercisable within 60 days.

(3) Includes 7,942,986 shares held by Stein Ventures Limited Partnership which is 100% controlled by Mr. Stein and 450,150 shares held by the Jay and Cynthia Stein Foundation Trust over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation.

(4) Includes the following shares which are not currently outstanding but which the named holders are entitled to receive upon exercise of options:

                        John H. Williams, Jr           325,000
                        Albert Ernest, Jr.               6,000
                        Mitchell W. Legler               6,000
                        James H. Winston                 6,000

     The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by each named individual and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                        4

(5) Each outside director receives non-qualified options to purchase 4,000 shares of common stock of the Company. Options that are exercisable within 60 days are included in the shares indicated.

(6) These shares are owned by Mr. Legler and his wife as tenants by the entirety.

(7) Includes 6,450 shares owned through corporations of which Mr. Winston is the sole stockholder.

EXECUTIVE OFFICERS

The executive officers of the Company are:

         Jay Stein                      Chairman and Chief Executive Officer
         John H. Williams, Jr.          President and Chief Operating
                                        Officer
         Michael D. Fisher              Executive Vice President, Stores
         Michael Remsen                 Executive Vice President,
                                        Merchandising
         James G. Delfs                 Senior Vice President, Finance and
                                        Chief Financial Officer

     For additional information regarding Messrs. Stein and Williams see the Directors' table on the preceding pages.

     Mr. Fisher joined the Company in August, 1993 as Executive Vice President, Stores. From 1988 to 1993, Mr. Fisher was Senior Vice President of Stores for Millers Outpost, Inc., a California based chain of apparel stores.

     Mr. Remsen joined the Company in February, 1992 and served as General Merchandising Manager over the ladies' sportswear, children's and intimate apparel divisions prior to his promotion to Executive Vice President, Merchandising effective August 1, 1997. From 1987 to 1992, Mr. Remsen was with Macy's West where he served as Vice President, Merchandise Administrator for girls, infants and toddlers upon his arrival in 1987 and was later given the additional responsibility for boys. In 1990, he was named Administrator for moderate sportswear.

     Mr. Delfs joined the Company in May, 1995 as Senior Vice President, Finance and Chief Financial Officer. From 1993 to 1994 he was Vice President, Chief Financial Officer for Helzberg's Diamond Shops, Inc., a chain of jewelry stores and from 1988 to 1992 he was Vice President, Chief Financial Officer for Abercrombie & Fitch, Inc., a division of The Limited, Inc.

BOARD OF DIRECTORS AND STANDING COMMITTEES

     Regular meetings of the Board of Directors are held four times a year, normally in the first month of each quarter. During 1997, the Board held a total of four regular meetings. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 1997.

     The Board of Directors has established three standing committees: an Executive Committee, an Audit Committee and a Compensation Committee, which are described below. Members of these committees are elected annually at the regular Board meeting held in conjunction with the annual stockholders' meeting. The Board of Directors presently does not have a nominating committee.

     EXECUTIVE COMMITTEE. The Executive Committee is comprised of Messrs. Stein (Chairman) and Williams, plus any one outside director. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by the Company's bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held no meetings during 1997.

     AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Winston (Chairman), Ernest and Rose, none of whom is an officer of the Company. Regular meetings of the Audit Committee are held twice a year, with one meeting scheduled in conjunction with the annual stockholders' meeting. During 1997, the Audit Committee held two meetings. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the Company's employment of independent auditors, and reviewing the annual audit with the auditors.

     COMPENSATION COMMITTEE. The Compensation Committee is comprised of Messrs. Stein (Chairman), Carpenter, Ernest, Legler and Winston. The Compensation Committee generally holds four regular meetings per year. During 1997, the Compensation Committee held four meetings. This Committee has the responsibility for approving the compensation arrangements for senior management of the Company, including annual bonus compensation. It also recommends to the Board of Directors, adoption of any compensation plans in which officers and directors of the Company are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options under the Company's Employee Stock Plan.

                  COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

COMPENSATION PHILOSOPHY

     The Compensation Committee believes that the Company should continue to emphasize its philosophy of rewarding performance within the Company, and of encouraging a long-term view by all the Company's officers and other managerial personnel.

     The Company's 1997 fiscal year was again a year of considerable achievement with the Company having increased its net income from $26 million for fiscal year 1996 to $34.8 million for fiscal year 1997, constituting a 34% increase in net income.

     Over the last two years, the Company has moved more of its officers to bonus formulas which are quantitatively driven applying factors which the Company believed would positively impact the profitability of the Company. That approach produced excellent results for 1996 and 1997 and bonuses to officers were awarded in accordance with those formulas.

EMPLOYEE STOCK OWNERSHIP

     The Compensation Committee determined that the Company's philosophy on focusing on long-term value through the grant of stock options and involving employees in direct ownership of the Company's shares contributed materially to the Company's success. The Compensation Committee noted the Company's stock option plans and Employee Stock Purchase Plan continue to achieve an alignment of the interests of key employees with the Company's stockholders, and continue to provide a meaningful incentive for key employees to remain with the Company.

SENIOR EXECUTIVES

     The Company achieved excellent results again for 1997. Nevertheless, in view of the Company's bottom-up compensation philosophy, the Committee determined that base compensation increases for the Company's Chief Executive Officer and Chief Operating Officer should be modest with rewards for the excellent achievement of 1997 being reflected in bonuses. More specifically, the Committee determined:

     1. Jay Stein, Chairman and Chief Executive Officer, was awarded an increase of $45,000, bringing his total compensation to $450,000 per year. The Committee also approved a bonus for Mr. Stein of $200,000 in view of the Company's continued excellent performance. The Committee believed the total compensation to be conservative for a Chief Executive Officer of a corporation with net sales in excess of $792 million per annum and was even more conservative when compared to other entities in the Company's peer group of retailers.

     2. John H. Williams, Jr., the Company's President and Chief Operating Officer, was awarded an increase of $45,000, bringing his total compensation to $440,000 per year. The Committee also approved a bonus for Mr. Williams of $200,000 in view of the Company's continued excellent performance. As is true for the Company CEO, the Committee believed the total compensation to be conservative for a Chief Operating Officer of a corporation with net sales in excess of $792 million per annum and was even more conservative when compared to other entities in the Company's peer group of retailers.

     3. Michael Fisher, the Company's Executive Vice President, Stores, received an increase in base salary of $45,000, bringing his total compensation to $240,000. As is true in the case of the Company's Executive Vice President, Merchandising and substantially all positions below that of Chief Operating Officer, the Executive Vice President, Stores' bonus compensation was driven by a quantitative formula. As a result of the application of that formula and the Company's success for the year, the Company's Executive Vice President of Stores was awarded a bonus of $100,000.

     4. Michael Remsen, the Company's Executive Vice President, Merchandising, received an increase in base salary of $15,000, bringing his total compensation to $225,000. The Committee had previously established a bonus primarily driven by quantitative factors for that position. As a result of that formula and the Company's excellent performance over the year, Mr. Remsen was awarded a bonus of $74,375.

     5. James G. Delfs, the Company's Chief Financial Officer, received an increase in base salary of $20,000, bringing his total compensation to $165,000 per year. As a result of the Company's success for the year, the Company's Chief Financial Officer was awarded a discretionary bonus of $45,000.

LONG-TERM INCENTIVE COMPENSATION

     The Company has in effect Stock Option and Employee Stock Purchase Plans for the Company's employees. The Compensation Committee believes that these plans are a principal vehicle for motivating management to work toward long-term growth in stockholder value. Consistent with the Company's philosophy of providing incentives to key employees at all levels, options are awarded to a relatively broad base of employees, down through store managers. Options have been awarded based on positions within the Company, ability to contribute to the Company's profitability, and prior tenure with the Company. For additional information as to the options held by executive officers, see the Option Table under "Executive Compensation" attached to this report.

     The employee stock options reflect the Company's philosophy that officers' and employees' incentive compensation should reflect the same long-term interests as the Company's shareholders. To encourage continued service with the Company, the options become exercisable ratably on the third, fourth and fifth anniversary dates of grant. Additional increases in the value of the Company's common stock, which benefit all shareholders, will best serve as the primary incentive to its executive officers.

CEO COMPENSATION

     The Compensation Committee's policies with respect to the Chief Executive Officer, Jay Stein, were the same as for the Company's other executive officers except that the application of the Company's bottom-up compensation philosophy resulted in the compensation of the Chief Executive Officer being conservative when compared to the Chief Executive Officers of other companies with similar sales in the retail industry. However, in view of Jay Stein's continuing substantial ownership of shares of the Company's common stock, the Committee believed that Mr. Stein's primary motivation remained that of stock ownership which is most aligned with the interest of other shareholders of the Company and that conservative compensation continued to be appropriate under the circumstances.

     Mr. Stein is a member of the Compensation Committee. See "Certain Transactions; Compensation Committee Interlock and Insider Participation." Mr. Stein abstained from voting on his own compensation at the meeting of the Compensation Committee at which the annual cash bonuses described above were awarded.

CERTAIN TAX MATTERS

     Section 162(m) of the Internal Revenue Code, enacted in 1993, precludes a public corporation from deducting compensation of more than $1 million each, for its chief executive officer or for any of its four other highest paid officers. Certain performance-based compensation is exempt from this limitation. Compensation in the form of options under the Company's Employee Stock Plan is exempt. Because other forms of compensation to the Company's officers are nowhere near $1 million, the Compensation Committee does not presently have a policy regarding whether it would authorize compensation that would not be deductible for the Company for federal income tax purposes by reason of Section 162(m).
                                          STEIN MART, INC.
                                          COMPENSATION COMMITTEE

                                          Jay Stein, Chairman
                                          Alvin R. "Pete" Carpenter
                                          Albert Ernest, Jr.
                                          Mitchell W. Legler
                                          James H. Winston

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to each of the Company's executive officers whose total salary and bonus exceeded $100,000 during the year ended January 3, 1998. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the years indicated.

                                           SUMMARY COMPENSATION TABLE


                                                                                               Long-Term
                                              Annual Compensation                            Compensation
                        -----------------------------------------------------------------     ----------

 Name And                                                                       Other           Number
 Principal                                                                     Annual             Of              All Other
 Position                  Year           Salary (1)          Bonus         Compensation        Options        Compensation (2)
 -------------------      ------          ----------       ----------      --------------     ----------      ------------------

 Jay Stein                 1997           $402,500           $200,000           (3)               ----            $2,375
 Chairman & Chief          1996            372,917            150,000           (3)               ----             4,784
 Executive Officer         1995            343,750             90,000           (3)               ----             4,306

 John H. Williams, Jr.     1997           $392,500           $200,000           (3)            300,000            $2,375
 President & Chief         1996            361,667            150,000           (3)               ----             4,784
 Operating Officer         1995            320,833             90,000           (3)               ----             4,306

 Michael D. Fisher         1997           $204,375           $100,000           (3)            100,000            $1,584
 Executive Vice            1996            185,625             85,000           (3)               ----             4,009
 President, Stores         1995            168,750             50,000           (3)             10,000             3,226

 Michael Remsen            1997(4)        $166,667           $ 74,375           (3)            105,000            $2,410
 Executive Vice
 President,
 Merchandising

 James G. Delfs            1997           $146,667           $ 45,000       $47,657(6)          50,000            $1,817
 Senior Vice President,    1996            138,893             35,000        26,720(6)           ----              2,271
 Finance & Chief Financial 1995             96,635 (5)         15,000        25,085(6)          25,000             ----
 Officer

(1) Includes amounts deferred under the 401(k) features of the company's profit sharing plan.

(2) The Company has not yet made a contribution to its profit sharing plan for 1997, and accordingly, it is not possible as of the date of this Proxy Statement to determine the amount of Company contributions that will be allocated to the accounts of the named executives for 1997. The amounts shown for 1997 represent matching contributions made by the Company in 1997 for voluntary contributions made by the named executives. The amounts shown for 1996, include a base contribution of $1,500 for Messrs. Stein, Williams and Fisher and $679 for Mr. Delfs and a discretionary contribution of $909 to the Profit Sharing plan for Messrs. Stein, Williams, Fisher and Delfs as well as matching contributions made by the Company to the 401(k) portion of the plan for voluntary contributions made of $2,375 for Messrs. Stein and Williams, $1,600 for Mr. Fisher and $683 for Mr. Delfs. The amounts shown for 1995 include a base contribution of $1,500 and a discretionary contribution of $496 to the Profit Sharing plan for Messrs. Stein, Williams and Fisher as well as matching contributions made by the Company to the 401(k) portion of the plan for voluntary contributions made of $2,310 for Messrs. Stein and Williams and $1,230 for Mr. Fisher.

(3) Excludes certain personal benefits, the total value of which was the lesser of $50,000 or ten percent of the total annual salary and bonus for each of the named executives.

(4) Mr. Remsen became Executive Vice President, Merchandising effective August 1, 1997. The amounts shown for 1997 represent totals for the entire year of 1997.

(5)  Includes a $20,000 reporting bonus; annualized salary is $135,000.

(6) The amount shown for 1997 includes $35,441 medical claims, $10,800 automobile allowance and $1,416 miscellaneous. The amount shown for 1996 includes $4,512 medical claims, $4,751 personal use of company automobile, $16,073 moving expense reimbursement, and $1,384 miscellaneous. The amount shown for 1995 includes $2,725 personal use of company automobile, $21,514 moving expense reimbursement and $846 miscellaneous.


                                     OPTION GRANTS IN LAST FISCAL YEAR

                                          Individual Grants (1)
                           ---------------------------------------------------
                                               Percentage of
                                               Total Options
                             Number of           Granted to
                             Options           Employees in         Exercise          Expiration          Grant Date
Name                         Granted             1997 (2)             Price              Date             Value (3)
---------------------      ------------    ------------------    -------------      --------------       -------------
John H. Williams, Jr.        300,000             19.3%              $27.625          Mar 14, 2007         $4,681,020

Michael D. Fisher            100,000              6.4%              $27.625          Mar 14, 2007         $1,560,340

Michael Remsen                25,000              1.6%              $27.625          Mar 14, 2007         $  390,085
                              80,000              5.1%              $28.50           Aug 04, 2007         $1,287,808

James G. Delfs                50,000              3.2%              $27.625          Mar 14, 2007         $  780,170

---------------------

     (1) Approximately one-third of the options become exercisable on each of the third, fourth and fifth anniversary dates of grant. Shares acquired upon exercise of options may be delivered in payment of the exercise price of additional options.

     (2) A total of 1,554,375 options were granted to key employees in 1997 under the Company's stock option plan, the purpose of which is to provide an incentive to key employees who are in a position to make significant contributions to the Company.

     (3) Represents the present value at the date of grant using a variation of the Black-Scholes option pricing model assuming a seven year expected life, expected volatility of 0.45 and a risk-free interest rate of 6.2%.


     The following table sets forth information concerning stock options exercised by the named executives during the year ended January 3, 1998 and the number and value of unexercised options as of January 3, 1998 held by the named executives in the Summary Compensation Table above.


                                          OPTION EXERCISES AND YEAR-END VALUES TABLE

                                                                                                    Value of Unexercised
                                                              Number of Unexercised                      In-the-Money
                           Shares                           Options at January 3, 1998             Options at January 3, 1998
                          Acquired                                   (#)                                   ($)(2)
                            on          Value             ----------------------------------------------------------------------
                          Exercise     Realized
Name                         #          ($)(1)            Exercisable      Unexercisable       Exercisable         Unexercisable
--------------            -------      ---------          -----------      -------------       -----------        -------------
Jay Stein,
Chairman &
Chief Executive                           Not                                                     Not                  Not
Officer                         0      Applicable           None              None             Applicable           Applicable

John H.
Williams, Jr.,
President &
Chief Operating
Officer                   150,000      $3,854,688          325,000           300,000           $5,855,980                   $0

Michael D.
Fisher,
Executive Vice
President,                                Not
Stores                          0      Applicable           26,400           133,600            $ 184,800             $350,825

Michael Remsen,
Executive Vice
President,
Merchandising               7,000       $ 135,338                0           127,000                   $0             $289,125

James G. Delfs,
Senior Vice
President,
Finance & Chief
Financial                                 Not
Officer                         0      Applicable                0            75,000                   $0             $350,625

---------------------

(1) Value realized is calculated based on the difference between the option exercise price and the market price of the Company's Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) Value of unexercised in-the-money options is calculated based on the difference between the option exercise price and the closing price of the Company's Common Stock at January 2,1998, multiplied by the number of shares underlying the options. The closing price on January 2, 1998 of the Company's Common Stock as reported on The Nasdaq Stock Market [service mark] was $25.50.


     COMPENSATION OF DIRECTORS. The outside directors receive director's fees of $10,000 per year, plus $1,500 for each meeting of the Board or any committee thereof which they attend, and are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Pursuant to the Company's director stock option plan, each outside director receives non-qualified options to purchase 4,000 shares of common stock of the Company upon becoming a director. Approximately one-third of the options become exercisable on each of the third, fourth and fifth anniversary dates of grant at an exercise price equal to the fair market value of the common stock on the date of grant. A total of 42,000 shares is reserved for issuance under this plan.

CERTAIN TRANSACTIONS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

     Set forth below are various transactions involving the Company and members of the Compensation Committee of the Board of Directors or their related parties. The Board of Directors does not believe that the relationships and transactions described below regarding members of the Compensation Committee adversely affect the performance by the committee of its duties.

     MR. STEIN. Mr. Stein serves as chairman of the Compensation Committee of the Board of Directors and also serves as the Chairman of the Board and Chief Executive Officer. Mr. Stein does not participate in decisions of the Compensation Committee regarding his own compensation as an executive officer of the Company.

     Mr. Stein, Chairman of Stein Mart, Inc., serves on the Board of Directors and is a member of the Compensation Committee of Promus Hotel Corporation, a Company whose chairman, Michael D. Rose, serves on the Board of Directors of Stein Mart, Inc.

     MR. LEGLER.  Mr. Legler is the sole shareholder of the law firm of Mitchell
W. Legler, P.A., which serves as general counsel to the Company. Legal fees received by that firm from the Company were $42,000 for 1997.

                          COMPARATIVE STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return on The Nasdaq Stock Market [service mark] (U.S.) Index and The Nasdaq Stock Market [service mark] Retail Trades Stock Index for the last five years ended January 3, 1998. The comparison assumes $100 was invested at the beginning of the five year period in Stein Mart, Inc. stock and in each of the indices shown and assumes reinvestment of any dividends.


                  Comparison of Cumulative Total Return Among
      Stein Mart, Inc., The NASDAQ Stock Market [service mark] (U.S.) Index and The NASDAQ Stock Market [service mark] Retail Trades Stock Index



                       =========================================================
                          Stein Mart,           Nasdaq             Nasdaq
        Date                  Inc.              (U.S.)             Retail
 ===============================================================================
       12/31/92            100.000             100.000             100.000
       12/31/93            102.212             114.790             105.521
       12/31/94             67.699             112.206              96.136
       12/30/95             58.407             158.688             105.908
       12/28/96            103.872             195.419             126.541
       01/03/98            135.398             241.266             147.865


================================================================================

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company has selected the firm of Price Waterhouse LLP to serve as the independent certified public accountants for the Company for the current fiscal year ending January 2, 1999. That firm has served as the auditor for the Company since 1983. Representatives of Price Waterhouse are expected to be present at the annual meeting of stockholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                  OTHER MATTERS

     The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                              STOCKHOLDER PROPOSALS

     Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which stockholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, stockholders are hereby notified that if they wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 1999 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 11, 1998. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to stockholder proposals in order to be included in the Company's proxy materials.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended January 3, 1998 accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Susan Datz Edelman, the Company's Director of Stockholder Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

Dated:  April 13, 1998.

     STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                                STEIN MART, INC.

      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH
           THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 1998


     The undersigned hereby appoints Jay Stein and John H. Williams, Jr., and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on May 18, 1998 at 2:00 P.M., local time, at The Jacksonville Hilton and Towers, 1201 Riverplace Boulevard, Jacksonville, Florida, and at any adjournment or adjournments thereof, hereby revoking any proxy heretofore given.

                (Continued and to be signed on the reverse side)

                              FOLD AND DETACH HERE



This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.       Please mark [x]
If no direction is made, this proxy will be voted FOR Proposal 1. The Board of Directors recommends a vote          your vote as
FOR item 1.                                                                                                         indicated in
                                                                                                                    this example
1. Election of Directors as recommended in the Proxy Statement: Jay Stein, John H. Williams, Jr., Alvin R. "Pete" Carpenter, Albert
                                                                Ernest, Jr., Mitchell W. Legler, Michael D. Rose and
                                                                James H. Winston

FOR all                 WITHHOLD
nominees                AUTHORITY
listed (except         to vote for
as marked to           all nominees         INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that
the contrary)            listed                            nominee's name in the space provided below.
   [   ]                 [   ]
                                                           -------------------------------------------------------------------

2 Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.



                                                                  Please insert the date and sign your name exactly as it appears hereon. If shares are held jointly each joint owner should sign.
                                                                  Executors, administrators, trustees, guardians, etc., should so indicate when signing. Corporations should sign full corporate name by an authorized officer. Partnership should sign
                                                                  partnership name by an authorized Partner.

                                                                  Unless the date has been inserted below, this Proxy shall be deemed to be dated for all purposes as of the date appearing on the postmark on the envelope in which it is enclosed. In such a case the Proxies named above are authorized to insert the date in accordance with these instructions.

                                                                  Dated:  --------------------------------------------------, 1998

                                                                  -----------------------------------------------------------------

                                                                  -----------------------------------------------------------------
                                                                             Signature(s) of Shareholder(s)



"PLEASE MARK INSIDE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                              FOLD AND DETACH HERE


                               [Stein Mart. Logo]


Several new Company information delivery options are now offered to shareholders. Quarterly information is now available immediately on the day of announcement via any of the methods below. Please use the method most convenient for you.

 1) Fax: Call 1-800-239-0927 and enter your fax number to get the latest news release(s) faxed directly to you at no charge.

 2) Computer: Visit the Stein Mart (www.steinmart.com) web site for latest news release(s) and accompanying financial statements. You can also e-mail smrt@steinmart.com to reach the investor relations area.

 3) Call (904) 346-1535 ext. 5888. You may choose to listen to a recorded version of the news release OR you may request information to be mailed to you directly. If you would like to continue to have information mailed each reporting period, ask to be placed on Stein Mart's mailing list.

                            Reporting dates for 1998:

        April 28, 1998:      Stein Mart 1Q 1998 Financial Results News Release
        July 28, 1998:       Stein Mart 2Q 1998 Financial Results News Release
        October 27, 1998:    Stein Mart 3Q 1998 Financial Results News Release
        March 2, 1999:       Stein Mart FY 1998 Financial Results News Release